EXHIBIT 99.1
FOR RELEASE: May 2, 2007
Contact: Christopher Purtill
Director, Investor Relations
610.645.1020
cjpurtill@aquaamerica.com
Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA REPORTS FIRST QUARTER EARNINGS
Net income up despite harsh winter
BRYN MAWR, PA, May 2, 2007 — Aqua America, Inc. (NYSE: WTR) today reported increases in revenue and net income for the quarter ending March 31, 2007 compared to the same period in 2006. Operating revenue was up 16.4 percent to $137.3 million compared to $117.9 million in the first quarter of 2006. Net income was up two percent to $16.9 million, from $16.6 million in the same period in 2006. Corresponding diluted earnings per share for the quarter was flat at $0.13 per share on two percent more shares outstanding.
Increased revenue in the first quarter was due primarily to recent rate awards, which accounted for an additional $10.3 million in revenue in the first quarter of 2007 compared to the same period in 2006. Revenue from regulated and non-regulated acquisitions accounted for $6.9 million in the first quarter, including the acquisitions of New York Water Service Corporation, which serves water to 135,000 residents on Long Island and added five percent to the company’s customer base, and a septage hauling business acquired last summer.
Net income was up slightly, despite being negatively impacted by higher expenses, due in part to a sharp increase in main breaks associated with the rapid drop in temperatures in our Midwest and Mid-Atlantic operating territories during February. “The above average temperatures we experienced during January swung drastically and February was the coldest on record since 1979,” said Aqua America Chairman and CEO Nicholas DeBenedictis. “Additionally, hurting year-over-year net income comparisons was a one-time, non-recurring item that positively affected the first quarter of 2006 and the effects of increased water production costs such as power and chemicals in the first quarter of 2007,” explained DeBenedictis.
Normal operating and maintenance expenses of newly acquired systems as well as increased depreciation expense also affected the first quarter of 2007 as compared to the same quarter in 2006. “Depreciation expense was up 20 percent as a direct result of the record amounts of capital we invested in 2006 and our new acquisitions. Although depreciation is a non-cash expense, when received in rates it generates cash for future investment,” explained DeBenedictis.
Interest expense increased in the first quarter of 2007, as compared to the same period last year, due to increases in short term interest rates in 2006 and the increased debt needed to finance acquisitions and fund capital spending. State, local and other taxes were up 48 percent during the quarter primarily due to the level of property taxes associated with the New York Water Service operations, which is being recovered in revenue.

DeBenedictis said that the company is continuing with its core strategy to grow its customer base through acquisitions and invest appropriate amounts of capital to maintain quality service for customers while creating a base to earn a fair return on our investments for shareholders. “Earlier this week we closed two deals—the Aquarion Water Company of Sea Cliff, Inc. (Sea Cliff), which serves about 13,000 residents located on Long Island just north of our recently acquired New York Water Service operations and the Fairways at Mt. Plymouth water and wastewater system in Lake County, Florida, which provides water and wastewater services to more than 700 residents.” DeBenedictis said that these two acquisitions coupled with three others completed this year—one each in Virginia, Pennsylvania and North Carolina—bring the year’s completed acquisitions to five.
The company plans to invest approximately $240 million in capital projects this year. Rate cases were recently completed in New Jersey, Illinois (Kankakee), Virginia (Lake Monticello), and Ohio (Struthers). Cases have been filed and are pending in Florida and Virginia. Additional rate case filings are planned this year in Pennsylvania, Indiana, New Jersey, Illinois, North Carolina, Ohio and Florida (Sarasota).
The company’s conference call with analysts will take place on Wednesday, May 2, 2007 at 11:00 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay beginning at 2:00 p.m. on May 2, 2007 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (passcode 4292759). For international callers, dial 719.457.0820 (passcode 4292759).
Aqua America, Inc. is a U.S.-based publicly-traded water and wastewater utility, serving approximately 2.8 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri, and South Carolina. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our plan to continue our long-term strategy including acquisitions and capital investments, the ability to earn a fair return on our investments, current and projected rate requests and projected capital expenditures. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission.
# # #
WTRF

The following table shows selected operating data for the quarters ended March 31, 2007 and 2006 (in thousands, except per share data) for Aqua America, Inc.

	(Unaudited)

	Quarter Ended
	March 31,
	2007	2006
Operating revenues	$137,301	$117,949

Net income	$16,858	$16,564

Basic net income per share	$0.13	$0.13

Diluted net income per share	$0.13	$0.13

Average common shares outstanding:
Basic	132,353	129,181

Diluted	133,243	130,893

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,
	2007	2006
Operating revenues	$137,301	$117,949

Cost & expenses:
Operations and maintenance	60,295	51,316
Depreciation	20,136	16,830
Amortization	1,209	1,114
Taxes other than income taxes	11,916	8,067

Total	93,556	77,327

Operating income	43,745	40,622

Other expense (income):
Interest expense, net	16,549	14,172
Allowance for funds used during construction	(721)	(918)
Gain on sale of other assets	(69)	(267)

Income before income taxes	27,986	27,635
Provision for income taxes	11,128	11,071

Net income	$16,858	$16,564

Net income	$16,858	$16,564
Other comprehensive income, net of tax:
Unrealized holding gain on certain investments	5	—

Comprehensive income	$16,863	$16,564

Net income per common share:
Basic	$0.13	$0.13
Diluted	$0.13	$0.13

Average common shares outstanding:
Basic	132,353	129,181

Diluted	133,243	130,893

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	March 31,	December 31,
	2007	2006
Net property, plant and equipment	$2,581,746	$2,505,995
Current assets	108,207	134,700
Regulatory assets and other assets	315,564	237,208

	$3,005,517	$2,877,903

Common stockholders’ equity	$928,164	$921,630
Long-term debt, excluding current portion	1,048,614	951,660
Current portion of long-term debt and loans payable	153,821	150,305
Other current liabilities	84,434	105,306
Deferred credits and other liabilities	790,484	749,002

	$3,005,517	$2,877,903